UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                                                                                                February 28, 2010

Merge Healthcare Incorporated
(Exact name of registrant as specified in its charter)

Delaware	39-1600938
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6737 West Washington Street, Suite 2250
Milwaukee, Wisconsin	53214
(Address of Principal Executive Offices)	(ZIP Code)

(414) 977-4000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2010, Merge Healthcare Incorporated (“Merge”) delivered a binding offer letter (the “Offer”) to AMICAS, Inc., a Delaware company (“AMICAS” or the “Company”) under which Merge offered to acquire all of the outstanding shares of AMICAS for $6.05 per share.   In connection with the Offer, Merge delivered an Agreement and Plan of Merger pursuant to which the Offer would be made (the “Merger Agreement”).  Upon acceptance by AMICAS of the Offer, the Merger Agreement would be deemed effective as of February 28, 2010.  The Offer is not subject to any due diligence or financing condition.

The Offer was made with the understanding that AMICAS was bound by the Agreement and Plan of Merger (the “Existing Merger Agreement”) by and among AMICAS, Project Alta Holdings Corp., a Delaware corporation (“Parent”) and Project Alta Merger Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), dated as of December 24, 2009.   Parent is owned by a private equity fund associated with Thoma Bravo, LLC (“TB”).  The Offer contemplated that, in accordance with the terms of the Existing Merger Agreement, AMICAS will offer to negotiate in good faith with TB during the five business day period ending March 8, 2010, to make such adjustments in the terms and conditions of the Existing Merger Agreement such that the Offer would cease to constitute a Superior Proposal, as defined by the Existing Merger Agreement.  The AMICAS Board of Directors has authorized the Company to terminate the Existing Merger Agreement in order to enter into the Merger Agreement if, following negotiations with TB, the Offer continues to be a Superior Proposal.

The Offer expires upon certain events, including of AMICAS’s failure to accept, execute and deliver the Merger Agreement to Merge by 10:00 a.m. Eastern Standard Time on March 9, 2010.

In connection with the Offer, Merge has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement.   Merge and Morgan Stanley Senior Funding, Inc. have executed a definitive commitment letter for $200 million of bridge financing to finance, in part, Merge’s proposed Offer.  A copy of this financing commitment was filed as Exhibit 99.1 to Merge’s Schedule TO-C dated February 24, 2010 and is incorporated herein by reference.   Merge has also entered into equity investment letters under which Merge has agreed to issue $40 million of nonvoting equity securities to four investors (the “Equity Commitment Letters”).  The investors contributed cash in the amount of the purchase price of the equity securities, which Merge agreed to hold in escrow until either the equity investment was completed or the expiration of the Equity Commitment Letters.  In exchange for the equity commitments, each of the investors received a fee equal to 2% of the amount such investor will pay for the equity securities (except that Merrick RIS LLC and Merrick Venture LLC shall receive the fee only if the Merger is completed).  In the event that the Equity Commitment Letters expire prior to the issuance of any equity securities, the investors will receive interest on the amounts paid under the equity commitment at a 6% annual rate (other than Merrick RIS LLC and Merrick Venture Management LLC).  Merrick RIS LLC and Merrick Venture Management LLC agreed to purchase an aggregate $30 million of the equity securities to be issued under the Equity Commitment Letters.  Merrick RIS, LLC beneficially owns, as of February 28, 2010, 42.7% of Merge’s outstanding common stock.   Michael W. Ferro, Jr., our Chairman of the Board, and trusts for the benefit of Mr. Ferro’s family members beneficially own a majority of the equity interest in Merrick RIS, LLC.  Mr. Ferro also serves as the chairman and chief executive officer of Merrick RIS, LLC.  Merrick Ventures, LLC is an affiliate of Merrick RIS, LLC.  In addition, Justin C. Dearborn, our Chief Executive Officer and a Director, served as Managing Director and General Counsel of Merrick Ventures, LLC from January 2007 until his appointment as Chief Executive Officer of Merge on June 4, 2008.  A copy of the form of Equity Commitment Letter is filed hereto as Exhibit 99.3 and is incorporated herein by reference.

The foregoing summary of the Offer letter and the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Offer letter and Merger Agreement, which are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement if it becomes effective will be made only for purposes of the Merger Agreement and as of specified dates, will be solely for the benefit of the parties to the Merger Agreement, and will be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may be made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of AMICAS or Merge or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Offer letter, the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Offer Letter dated as of February 28, 2010.

Exhibit 99.2  Agreement and Plan of Merger executed by Merge.

Exhibit 99.3  Form of Equity Investment Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MERGE HEALTHCARE INCORPORATED

Mar 4, 2010	/s/ Ann Mayberry-French
By: Ann Mayberry-French
Title: General Counsel